EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Clearly Canadian Beverage Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3/A (File No. 333 147292) of our report dated April 18, 2007, relating to the financial statements of DMR Food Corporation for the years ended September 30, 2006 and 2005, and our report dated January 16, 2008, relating to the financial statements of My Organic Baby, Inc. for the years ended January 31, 2007, both of which appear in the Company’s Current Report on Form 6-K/A dated January 22, 2008.

We also consent to the reference in the Registration Statement on Form F-3/A of our Firm under the heading “Experts”.

/s/ Fruitman Kates LLP

Chartered Accountants
Toronto, Ontario
February 12, 2008